UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                     CERTIFICATION AND NOTICE OF TERMINATION
                       OF REGISTRATION UNDER SECTION 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                      OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-27650

                         CATSKILL FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                         C/O TROY FINANCIAL CORPORATION
                                32 SECOND STREET
                                 TROY, NY 12180
                                 (518) 270-3312
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s)

 Rule 12g-4(a)(1)(i)       |X|                    Rule 12h-3(b)(1)(i)        |X|
 Rule 12g-4(a)(1)(ii)      |_|                    Rule 12h-3(b)(1)(ii)       |_|
 Rule 12g-4(a)(2)(i)       |_|                    Rule 12h-3(b)(2)(i)        |_|
 Rule 12g-4(a)(2)(ii)      |_|                    Rule 12h-3(b)(2)(ii)       |_|
                                                  Rule 15d-6                 |_|

Approximate number of holders of record as of the certification or notice date:0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Catskill Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 13, 2000           By:  /s/ Daniel J. Hogarty, Jr.
                                        --------------------------
                                        Daniel J. Hogarty, Jr.
                                        Chairman, President
                                        and Chief Executive Officer
                                        Troy Financial Corporation, as successor
                                        to Catskill Financial Corporation